EXHIBIT INDEX

Exhibit No.                          Description

10.1	Promissory Note by and between Sichuan Leaders Petrochemical Company and Andy Fan, dated February 27, 2015.

Exhibit 10.1

PROMISSORY NOTE
FOR VALUE RECEIVED, the undersigned, SICHUAN LEADERS PETROCHEMICAL COMPANY, a Florida corporation, with headquarters located at 15500 Roosevelt Blvd. Ste. 305 Clearwater, FL 33760 ("Borrower") hereby promises to pay to the order of ANDY FAN, whose residence is located at 12139 Kite Hill Lane Las Vegas, NV 89138 and his successors and assigns, and any such bearer, being hereinafter referred to collectively as "Lender," the principal sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) or so such lesser principal sum as shall be outstanding and unpaid at any time, together with interest on such unpaid principal from time to time outstanding computed from the date of this Note ("Note") at the rate equal to nine percent (9%) per annum. For purposes of this Note, "Borrower" shall mean all successors, assignees, endorsers, guarantors, and any other person liable or to become liable with respect to this Note.

1.            Payment of Indebtedness.  The outstanding principal of this Note and all interest accrued thereon (collectively, the "Indebtedness") shall be due and payable in full in one lump sum payment upon the earlier of: (a) February 27, 2016; and (b) a Change of Control. Accrued interest shall be computed on the basis of a 365-day year, based on the actual number of days elapsed. For purposes of this Note, a "Change of Control" shall mean: (a) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Borrower; (b) the issuance of more than 20 million shares of capital stock during the period the Indebtedness is outstanding; and/or (c) during the period the Indebtedness is outstanding, individuals who constitute the Board of Directors of Borrower on February 27, 2015 cease for any reason to constitute at least a majority of the Board of Directors of Borrower.
2.            Remedies on Default.  If payment of the Indebtedness is not made in accordance with Section 1 above, then Lender shall, in addition to any and all other available rights and remedies, have the right and be entitled to pursue any and all other available remedies for the collection of such principal and interest in order to enforce its rights as described herein; and in such case Lender may also recover all costs of suit and other expenses in connection therewith, including reasonable attorney's fees for collection and the right to equitable relief (including, but not limited to, injunctions) to enforce Lender's rights as set forth herein.
3.            Certain Waivers.  Except as otherwise expressly provided in this Note, Borrower hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, and notice with respect to the Indebtedness evidenced hereby. Borrower hereby expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of Borrower.
4.            Miscellaneous.  This Note shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law. This Note constitutes the full understanding between the parties hereto with respect to the subject matter hereof, and no statements, written or oral, made prior to or at the signing hereof shall vary or modify the terms hereof.  The parties hereby mutually agree that neither party shall seek a jury trial in any proceeding or litigation procedure based upon or arising out of this Note. The waiver contained herein is irrevocable and constitutes a knowing and voluntary waiver.
IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory Note as of February 27, 2015.
Sichuan Leaders Petrochemical Company

By:	/s/Andy Fan
Name: Andy Fan
Title: Chief Executive Officer